Prospectus Supplement No. 1 dated May 24, 1999                     Rule 424(c)
To Prospectus dated January 7, 1999                         File No. 333-63255



                                    ALLIANCE

                              PHARMACEUTICAL CORP.

                                  COMMON STOCK
                                  ------------


          This prospectus supplement relates to the public offering of shares of our common stock by the selling shareholders named in the prospectus referenced above. Capitalized terms used and not defined in the prospectus shall have the same meanings as in the prospectus.

          On May 19, 1999, Alliance repurchased an aggregate of 20,707 shares of Series E-1 Preferred Stock from the selling shareholders other than Brown Simpson Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P. Brown Simpson Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P. acquired an aggregate of 3,450 shares of Series E-1 Preferred Stock from another selling shareholder. Each of the selling shareholders has converted its shares of Series E-1 Preferred Stock into shares of common stock at a conversion price of $2.46 per share. Accordingly, the Selling Shareholder Table is modified as follows:

                                                                   PERCENTAGE OF
SELLING                        NUMBER OF          NUMBER OF        COMMON STOCK
SHAREHOLDERS                SHARES OF SERIES   SHARES OF COMMON    OWNED AFTER
                             E-1 PREFERRED         STOCK            OFFERING (1)

Westover Investments,
L.P.                            1,692               41,268               0

Montrose Investments Ltd.       3,150               76,829               0

Brown Simpson Strategic
Growth Fund, Ltd.              12,299              299,976               0
Brown Simpson Strategic
Growth Fund, L.P.               6,148              149,951               0
Bay Harbor Investments,
Inc.                            8,167              199,195               0


(1)  Assuming all of the shares of common stock offered hereby are sold.